Exhibit 99.1

Text of Email from McCloud Communications LLC to Stockholders of CNS Response

As IR counsel to CNS Response, we are reaching out to investors to alert them that they may be receiving two proxy cards in the mail this month.  One proxy will be from CNS Response for a validly noticed and properly documented Annual Meeting of Stockholders.  The meeting is being held September 29 at 10:00 a.m. at the Island Hotel in Newport Beach, CA.  This is the first ever annual meetings in CNSO’s history and is open to all shareholders of record as of August 28, 2009.  We hope you can join us for the meeting.

We must alert you that you may ALSO receive a proxy from Len Brandt, which we do not believe will be usable for any validly called shareholder meeting or purpose.  If you fill out and return this proxy card, it may result in a ‘quorum’ for his meeting and may assist Len Brandt in his efforts to take over CNS Response, even if you vote against him.  We can’t tell you how to vote or whether to vote, simply the implications of returning his proxy card with anything on it.

If you should have questions, please contact me (contact information below) or CNS Response CEO George Carpenter at 714.545.3288 or 949.697.2161.

Best regards,

Marty

Marty Tullio

McCloud Communications LLC
2973 Harbor Blvd.
Suite 322
Costa Mesa, CA  92626-3912
Phone: 949.553.9748
Mobile: 949.632.1900